Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of The Lion Electric Company (the “Company”) on Amendment No. 2 to Form F-4 (Filing No. 333-251847) of our report dated March 8, 2021, with respect to our audit of the financial statements of Northern Genesis Acquisition Corp. as of December 31, 2020 and for the period from May 27, 2020 (inception) through December 31, 2020, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, TX

March 10, 2021